As filed with the Securities and Exchange Commission on February 14, 2024
Registration No. 333-268125

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-268125

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THESEUS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	83-0712806
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

314 Main Street
Cambridge, Massachusetts 02142
(Address of Principal Executive Offices, including Zip Code)

Michael Hearne
Chief Financial Officer
Theseus Pharmaceuticals, Inc.
4747 Executive Drive, Suite 210
San Diego, California 92121
(858) 281-5372
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr
Robert W. Phillips
Gibson, Dunn & Crutcher LLP
One Embarcadero Center Suite 2600
San Francisco, California 94111
(415) 393-8200

Robert Puopolo, Esq.
Blake Liggio, Esq.
Marishka DeToy, Esq.
Goodwin Procter LLP
100 Northern Ave
Boston, MA 02210
(617) 570-1000
(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Theseus Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), relates to Registration Statement No. 333-268125 (the “Registration Statement”), registering the sale of up to (a) $300,000,000 of (i) senior or subordinated debt securities (“Debt Securities”), (ii) shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”), (iii) shares of preferred stock, par value $0.0001 per share, of the Registrant (the “Preferred Stock”), (iv) warrants to purchase shares of Common Stock or Preferred Stock (“Warrants”) and (v) units consisting of Common Stock, Preferred Stock or Warrants, or any combination thereof (“Units”), or any combination thereof, in each case offered by the Registrant, and (b) $100,000,000 of shares of Common Stock under a sales agreement with Cantor Fitzgerald & Co., which was filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2022.

On December 22, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), and Concentra Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).  Pursuant to the Merger Agreement, on February 14, 2024, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (the “Shares”) (other than (i) Shares owned or held in the Company’s treasury immediately prior to the Effective Time, (ii) Shares owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time and (iii) Shares held by any Theseus stockholder who was entitled to and properly demanded appraisal of such Shares in accordance with Section 262 of the DGCL) was cancelled and converted into the right to receive (i) $4.05 in cash per Share, plus (ii) one non-transferrable contractual contingent value right for each Share.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statement and has duly caused these Post-Effective Amendments to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 14, 2024.

THESEUS PHARMACEUTICALS, INC.

By:	/s/ Michael Hearne
Name:	Michael Hearne
Title:	Chief Financial Officer